LEASE

DATE:             December 18th, 2013

TO:        PurGenesis

We, Animo Wellness Corp. dba: Medical Marijuana Labs Corp., (herein referred to as the "Tenant"), hereby offer to lease from PurGenesis. (herein referred to as the "Landlord"), the following premises forming part of an industrial building bearing civic number 360, rue des Entrepreneurs, Montmagny, Province of Quebec (the "Building") and a list of services (optional), upon the terms and conditions set forth below:

SECTION 1	DESCRIPTION

The leased premises shall be comprised of approximately FIVE THOUSAND (5,000) square feet of gross rentable area.

SECTION 2	TERM

The term of the lease will be FIVE (5) years.

SECTION 3	SEMI-GROSS LEASE

Throughout the term of the lease, the Tenant shall pay to Landlord, as rent, without deduction, compensation, setoff or abatement whatsoever, the following annual gross rent for (based on a gross rentable area of FIVE THOUSAND (5,000) square feet).

LEASE TERM	RATE PSF GROSS	ANNUAL RENTAL GROSS
Years 1 - 5	$24	$120,000.00
SERVICES (IF REQUIRED)	DESCRIPTION	RENTAL COST
Personal/staff based on volume of activities	Management and admin level Professional and technician Assistant and labourer	150.00$/hr 70.00$/hr 45.00$/hr
Heat-light-power	Electricity cost per month to be charged based on volume	Invoice + 5% admin costs
Maintenance	MMLC and PurGenesis equipment	Invoice + 5% admin costs
City water tax	Cost per month to be charged based on volume	Invoice +5% admin costs
PurGenesis equipment lease	Use on an hourly basis: All equipment Exception for the Freeze dryer	80.00$/hr 200.00$/hr
QA/QC labs services	Cost per month to be charged	Invoice +5% admin costs
Transport/shipping cost	Cost per month to be charged	Invoice +5% admin costs
Handling and shipping of Cannabis/marihuana	Cost per month to be charged based on volume at the market price of Cannabis/pound	2% of net margin charge per pounds

Exclusions to be covered by MMLC:

Costs for product application and license
Expenses to upgrade site security system to the appropriate level
Additional insurance premium
Any additional investment and expenses associated to MMLC implementation/activities related Health Canada Regulations

SECTION 4	CONDITIONS

i)
Approval of the Abattis Bioceuticals board of directors
ii)
Approval of the PurGenesis board of directors
iii)
Receipt of all necessary civic approvals and permits
iv)
Receipt of Health Canada's MMPR License
v)
Mutual agreement on a mutual access and cross easement agreement (if necessary) to access leased portion(s) of property without interference by others and in compliance with the Tenant's Security Plan
vi)
MMLC will pay Business taxes
vii)

Site and building will be free and clear of any environmentally hazardous materials and a pre-requisite environmental report stating the conditions of the building may be required subject to MMLC's or Health Canada's approval

viii)
MMLC must demonstrate to PurGenesis that MMLC has the financial reserve to pay for the first year of the rent and to pay all investments and modifications required
ix)

If MMLC fails to pay within 15 days of invoice issuance (monthly), PurGenesis will send a 10 days notice to MMLC during which period, MMLC must pay the invoice in accordance with the premises or service vendor contract. The conditions regarding invoices and payment will be finalized with the support of Purgenesis legal counsel and in agreement with Quebec regulation regarding lease contracts

SECTION 5	CONDITION PERIOD

One hundred and eighty (180) days. Extensions shall not unreasonable be withheld.

SECTION 6	OCCUPANCY

Occupancy of the leased premises shall be given to Tenant on the month following the receipt of the Conditional Approval of HC MMPR License.

However, we can agree that if we are able to use the optional services provided by PurGenesis then we would be able to engage such services when we receive the HC Conditional Approval.

SECTION 7	RENTAL COMMENCEMENT

The Tenant may take occupancy of the warehouse as of the receipt of the Conditional License at a rate of $12 psf until the date of the first legal production and all Health Canada approvals are achieved.

Once the first legal production and all Health Canada approvals are achieved (receipt of final license) the rental rate of $24 psf shall begin.

Annual basic rent will be payable in equal monthly instalments in advance on the first day of each month.

SECTION 8	LANDLORD'S REPRESENTATIONS AND WARRANTIES

The Landlord represents and warrants that as of the date of this Lease:

(a)	there are no instruments registered on the title to the Landlord's Lands and no unregistered agreements entered into by or assumed by the Landlord which would or may restrict or prohibit any of the following:

	(i)	the construction of the Tenant's improvements and portion of building; or

	(ii)	the operation of a facility for the cultivation and remuneration of medical marihuana; and

(b)	the entering into of this Lease and the operation of the premises does not contravene any instrument registered on the title to the Landlord's Lands or any other agreement entered into by or assumed by the Landlord.

The Landlord acknowledges that the representations and warranties as contained in this Section are being relied on by the Tenant in the entering into of this Lease.  The Landlord further acknowledges that any misrepresentations made to the Tenant, by the Landlord or the Landlord's agent(s) hereunder, will cause immediate and irreparable injury to the Tenant, and the Tenant will be entitled in addition to its other remedies hereunder to terminate this Lease.

In the event this Lease is terminated by the Tenant by reason of such a misrepresentation made by the Landlord or the Landlord's agent(s), if applicable, the Landlord agrees to pay to the Tenant on demand, all out-of-pocket expenses incurred by the Tenant relating to the Demised Premises and this Lease transaction, including without limitation its legal fees and disbursements, architectural and design fees, and building permit fees.

SECTION 9	LANDLORD'S RESPONSIBILITY

(a)	At the commencement date, the Landlord shall be responsible to ensure that the heating equipment, electrical equipment, shipping doors, exterior windows, HVAC, plumbing, lighting and mechanical equipment are in good working order, and the roof is in good state and not leaking.

(b)	Quiet Enjoyment. That the Tenant may possess and enjoy the Premises for the Term without disturbance or interruption by the Landlord or any person claiming, through or under the Landlord, subject to the terms and conditions hereof.

(c)	Nuisance. To obtain and enforce covenants against waste or nuisance from other tenants in the Centre so as not to suffer or permit any act or neglect which may become a nuisance to or interference with the Tenant or its business.

(d)	Plans. If available, to provide to the Tenant all mechanical, electrical, HVAC, plumbing, and architectural plans and specifications, together with any other plans originally submitted to governmental agencies which the Landlord possesses and which the Tenant may require for the permits required by the Tenant to complete its improvements in and to the Premises.

(e)	Building Code Violations. That, if there are any building code violations in the Premises, on the exterior of the Building or any portion of the Centre not leased to the Tenant, which violations would affect the Tenant's receipt of any necessary approvals for the Tenant's Work or any other work which the Tenant is permitted to perform hereunder or which would prevent the Tenant from obtaining an occupancy certificate upon completion of the Tenant's Work or such other work, or which would at any time prevent or hinder the Tenant's business operations from the Premises (if any), the Landlord will promptly commence the removal of such violations and proceed to diligently complete such removal of violations within a reasonable time and, if the Landlord shall fail to remove the violations or commence to diligently remove them within 30 days after notice from the Tenant (or the time limit provided by the relevant governmental authority, whichever shall be the lesser), then the Tenant shall have the right to perform any and all work necessary to remove such violations and the Landlord shall pay all costs associated with such removal.

(f)	Access and Visibility. To prohibit any other tenant or user of the Centre from impairing or interfering with access, if any other tenant or user does impair or interfere with such access, to cause such other tenant or user to immediately cease doing so.

(g)	Builders Liens. to the extent claims of builders liens or certificates of pending litigation with respect to such liens are applicable to the Premises and arise out of materials supplied or work done prior to the commencement by the Tenant of its work, the Landlord will indemnify and hold the Tenant harmless against any and all costs, loss and expenses of whatever kind incurred by the Tenant (including lawyers fees on an owner-client basis) with respect to or arising out of such builders liens including any removal of property from the Premises by a lien claimant.

SECTION 10	NON-DISTURBANCE AGREEMENT

The Landlord covenants and agrees to obtain forthwith upon the execution of this Lease, a Non-Disturbance Agreement, from any mortgagee or other encumbrancer of the Demised Premises or of the Landlord's Lands whose mortgage or encumbrance is registered in priority to this Lease or could have priority to this Lease.  In the event the Landlord fails to obtain the required Non-Disturbance Agreement(s) within thirty (30) days after execution of this Lease, or such longer period as consented to by the Tenant, the Tenant shall have the right to terminate this Lease without further liability. In the event the Tenant is requested to subordinate or attorn to a subsequent mortgagee or encumbrancer, it shall be a condition of the Tenant's agreement to subordinate or attorn that it shall not be effective unless and until the Landlord delivers to the Tenant a Non-Disturbance Agreement.

SECTION 11	STRUCTURAL REPAIRS

It is understood that the Landlord shall be responsible for all major and structural repairs of the premises and its HVAC and electrical systems including the roof, unless such repairs have been caused as a result of the Tenant's fault.

SECTION 12	PARKING

The Tenant shall have the exclusive right designated parking spaces directly in front of the space. The location of said spaces shall be mutually agreed upon by both parties.

SECTION 13	LEASE

Within THIRTY (30) days from the receipt of the Conditional approval from Health Canada, the Tenant agrees to sign the Landlord's standard form of lease, duly completed and amended to conform to the present Offer to Lease, subject to reasonable changes requested by Tenant and acceptable to the Landlord.  The lease must be signed prior to occupancy.  If Landlord grants occupancy before the Lease is signed, then this offer shall stand as the lease until such time that the lease is signed.

SECTION 14	OPTION TO RENEW THE LEASE

Provided the Tenant is not in default and is itself in occupancy of the premises, the Tenant shall have one Option to extend the term (the "Lease Extension") for a period of FIVE (5) years upon the Tenant giving the Landlord written notice not more than EIGHT (8) months and not less than SIX (6) months prior to the expiry date of the Term. Rent for such renewal shall be adjusted to the current fair market rent for a similar area in similar buildings, as agreed by the Landlord and Tenant.

SECTION 15	LANDLORD IMPROVEMENTS

The Landlord shall execute any improvements required upon building inspection by the Landlord and Tenant prior to the occupancy of the term.

All of the Landlord improvements included in this clause shall be completed by the occupancy date.

SECTION 16	TENANT'S WORK AND IMPROVEMENTS

The Tenant shall also execute any improvements they deem fit as long as they received approval from the Landlord and said approval shall not be unreasonably withheld.

SECTION 17	SUBLET

The Tenant remaining solidarily liable with Sublessee shall have the right to sublet the premises with the prior written consent of the Landlord, whose consent shall not be unreasonable or arbitrarily withheld.

SECTION 18	USE OF PREMISES

The Tenant shall use the premises for Cultivation and production including: reception, cultivation and production, packaging and labeling, distribution, labs services and R&D of Federally approved medical marihuana and others controlled substances.

The Landlord, therefore, accepts that the Tenant may occupy the premises for the purpose of carrying out its said business including the storage and use of the raw materials, fuels, equipment and machinery related thereto.  The Landlord further accepts that the Tenant may operate its business on the premises subject to local authorities (city of Montmagny).

SECTION 19	COMMISSIONS

All Real Estate Commissions cost/fees will be borne by the Tenant.

SECTION 20	PUBLICATION OF THE LEASE

The Tenant shall have the right to publish this Lease.

SECTION 21	LANGUAGE

Les parties aux presentes confirment qu'elles ont demande que le present document ainsi que le bail soient rediges dans la langue anglaise.  The parties hereby confirm that they have requested that the present document and lease document be drafted in the English language.

SECTION 22	ACCEPTANCE

This Offer shall be open for acceptance by the Landlord and shall be irrevocable until 1:00 pm on Thursday, December 19th, 2013, and if not accepted by such time, then it will become null and void and of no legal effect.

DATED AT MONTREAL, this 18 day of December 2013,

AMINO WELLNESS CORP. DBA MEDICAL MARIJUANA LABS CORP.

Per:	/s/ Mike Withrow

Mr.	MIKE WITHROW PRESIDENT
Duly Authorized

ACCEPTANCE BY LANDLORD

We hereby accept the foregoing Offer to Lease.

SIGNED AT MONTREAL, this 20th day of December, 2013,

PURGENESIS TECHNOLOGIES INC.

Per:	/s/ Andre Boulet

Mr.	3521796 CANADA INC / ANDRE BOULET PRESIDENT
Duly Authorized BY THE BOARD OF DIRECTORS / PURGENESIS TECHNOLOGIES INC.